EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 filed by Raptor Pharmaceutical Corp and related prospectus for the registration of 5,557,865 shares of common stock, of our report dated October 29, 2008, relating to the consolidated financial statements of Raptor Pharmaceuticals Corp. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding uncertainty about Raptor Pharmaceuticals, Corp.’s ability to continue as a going concern), which appear in Raptor Pharmaceuticals Corp’s Annual Report on Form 10-K for the year ended August 31, 2008. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Burr, Pilger & Mayer LLP

San Francisco, California

October 12, 2009